Exhibit 99.1

NEWS RELEASE

BAYLOR SCOTT & WHITE HEALTH AND TENET TO PARTNER

ON FIVE NORTH TEXAS HOSPITALS

Partnership will extend coordinated and integrated care, advancing population health model

DALLAS – March 23, 2015 – Baylor Scott & White Health and Tenet Healthcare Corporation (NYSE: THC) today announced a definitive agreement to partner on providing care through five North Texas hospitals. The partnership will focus on delivering integrated, value-based care to communities in Rockwall, Collin and Dallas counties.

Through this new partnership, the two organizations will jointly own Centennial Medical Center, Doctors Hospital at White Rock Lake, Lake Pointe Medical Center, and Texas Regional Medical Center at Sunnyvale – currently owned and operated by a subsidiary of Tenet – and Baylor Medical Center at Garland – currently owned and operated by Baylor Scott & White Health. Baylor Scott & White Health will hold a majority ownership interest in the five hospitals, and all five will operate under the Baylor Scott & White Health brand. The transaction is subject to regulatory review and customary closing conditions.

“This is an exciting step as we partner with a like-minded organization to create a strong network that will improve the health of individuals, families and communities across eastern and northeastern Dallas,” says Gary Brock, president and chief operating officer of Baylor Scott & White Health, North Texas. “This partnership demonstrates our commitment to advancing population health in North Texas.”

“Our goal is to provide high-quality care for patients and families in the Dallas area,” says Brett Lee, chief executive officer of Tenet’s Dallas Market. “This partnership will strengthen our ability to provide better care for patients and better health in the communities we serve.”

Additional details of the definitive agreement include:

•	Governance: The partnership will be governed by a jointly appointed board of managers. In addition, each hospital will have a governing board and independent medical staffs and medical staff leadership responsible for certain medical staff and clinical matters.

•	Branding: Centennial Medical Center, Doctors Hospital at White Rock Lake, Lake Pointe Medical Center and Texas Regional Medical Center at Sunnyvale will transition to the Baylor Scott & White Health brand over a period of time.

•	Operations: Tenet will continue to manage the operations of Centennial Medical Center, Doctors Hospital at White Rock Lake, Lake Pointe Medical Center and Texas Regional Medical Center at Sunnyvale on behalf of the partnership. Baylor Scott & White Health will continue to manage Baylor Medical Center at Garland.

•	Leadership and Employees: The leadership teams for each hospital will remain in place, and there should be little-to-no change for employees at the five hospitals.

•	Medical Staffs: Each hospital will maintain an independent medical staff, and physicians will retain their current hospital privileges.

•	Community Benefit and Charity Care: Centennial Medical Center, Doctors Hospital at White Rock Lake, Lake Pointe Medical Center and Texas Regional Medical Center at Sunnyvale will adopt certain policies that are integral to Baylor Scott & White Health’s identity and its traditions, including its policies and standards related to charity care and community benefit. Baylor Medical Center at Garland will continue to meet or exceed the same standards.

Separately, Tenet’s North Texas accountable care organization recently entered into an affiliation agreement with the Baylor Scott & White Quality Alliance, effective February 23, 2015. For members of the Baylor Scott & White Quality Alliance, a leading accountable care organization in Texas, this agreement increases convenient access to coordinated and integrated care by adding four hospitals, six outpatient centers and more than 170 physicians to the network.

About Baylor Scott & White

Baylor Scott & White Health, the organization formed from the 2013 merger between Baylor Health Care System and Scott & White Healthcare, is today the largest not-for-profit health care system in the State of Texas. With total assets of $9 billion and serving a population larger than the state of Virginia, Baylor Scott & White Health has the vision and resources to provide its patients continued quality care while creating a model system for a dramatically changing health care environment. The organization now includes 49 hospitals, more than 800 access points, more than 5,800 active physicians, 35,000 employees and the Scott & White Health Plan.

About Tenet Healthcare

Tenet Healthcare Corporation is a national, diversified healthcare services company with 110,000 employees united around a common mission: to help people live happier, healthier lives. The company operates 80 hospitals, 214 outpatient centers, six health plans and Conifer Health Solutions, a leading provider of healthcare business process services in the areas of revenue cycle management, value based care and patient communications. For more information, please visit www.tenethealth.com.

The terms “THC”, “Tenet Healthcare Corporation”, “the company”, “we”, “us” or “our” refer to Tenet Healthcare Corporation or one or more of its subsidiaries or affiliates as applicable.

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CONTACTS:

Baylor Scott & White Health

Nikki Mitchell

214-517-4326

NikkiMit@BaylorHealth.edu

Tenet Healthcare	Investor Relations

Corporate Communications	Brendan Strong
Donn Walker	469-893-6992
469-893-2640	investorrelations@tenethealth.com
mediarelations@tenethealth.com

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